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                                                                   EXHIBIT 99.1

UPS SEES VOLUME DIVERSION

AFFIRMS 2ND QUARTER GUIDANCE

ATLANTA (BUSINESS WIRE) July 10, 2002 United Parcel Service (NYSE: UPS
- News) today reported progress at the bargaining table with the International Brotherhood of Teamsters, but said it was seeing diversion of package volume to competitors.

The company reaffirmed its previous earnings guidance for the second quarter of $0.50 to $0.55 per diluted share. UPS will release its second quarter earnings on July 23.

According to Chief Financial Officer Scott Davis, UPS's business began to show the effects of the unresolved labor negotiations in June. U.S. domestic volume levels in April and May were running approximately 2% below prior-year levels, consistent with the economy's general weakness. In June, the volume decline was 4%. As a result, U.S. domestic volume for the second quarter declined 2.6%.

"We are grateful for the loyalty and confidence demonstrated by our customers," said Davis. "But we've said all along the risk of volume being diverted would increase the closer we got to contract expiration, and diversion will accelerate if there's no agreement soon. It's even more important the company and the union conclude these negotiations in a timely manner."

The company said the Teamsters and UPS had made good progress over the past 48 hours of negotiations.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including strikes, work stoppages and slowdowns (or customer behavior in anticipation of such events), economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.